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                                                                   Exhibit 23.02


               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated May 23, 2002, (except as to the fifth paragraph of Note 1 and Note 21, as to which the date is ___________, 2002), in the Registration Statement (Form S-1 No. 333-90150) and related Prospectus of Celerity Group, Inc. (formerly known as Kinetics Holdings Corporation) for the registration of its common stock.

Ernst & Young LLP

San Jose, California
November __, 2002

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The foregoing consent is in the form that will be signed upon execution of the
Separation Agreement and related agreements as described in the fifth paragraph of Note 1 and Note 21 to the financial statements.

/s/ Ernst & Young LLP

San Jose, California
November 14, 2002